EXHIBIT 5.1

                            [LETTERHEAD OF KPMG LLP]

                              ACCOUNTANTS' CONSENT


The Board of Directors of Four Seasons Hotels Inc.

We consent to the use of our audit report, dated February 25, 2004, on the consolidated balance sheets of Four Seasons Hotels Inc. as at December 31, 2003 and 2002 and the consolidated statements of operations, retained earnings, cash provided by operations and cash flows for each of the years in the two-year period ended December 31, 2003, which is incorporated by reference herein and to the inclusion of our Comments for U.S. Readers on Canada-U.S. Reporting Difference.


                                                        /s/ KPMG LLP
                                                        Chartered Accountants

Toronto, Canada
March 16, 2004